Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261876

Prospectus Supplement No. 1
(To Prospectus dated March 29, 2022)

PEAR THERAPEUTICS, INC.

95,711,409 Shares of Class A Common Stock
5,013,333 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement no. 1 (this “Prospectus Supplement”) amends and supplements the prospectus dated March 29, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-261876). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.
This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.
Our Class A Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PEAR” and the Public Warrants are listed on Nasdaq under the symbol “PEARW”. On May 11, 2022, the last quoted sale price for the Pear Class A Common Shares as reported on Nasdaq was $3.85 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.65 per warrant.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 12, 2022.